Exhibit 4.16

INTERCREDITOR AGREEMENT

Dated as of [*], 2008

by and among

PAUL ROYALTY FUND HOLDINGS II

as First Lien Holder and Control Agent

and

U.S. BANK NATIONAL ASSOCIATION

as Second Lien Agent

and

GUARDIAN II ACQUISITION CORPORATION

and

OSCIENT PHARMACEUTICALS CORPORATION

(i)

TABLE OF CONTENTS

(continued)

(ii)

TABLE OF CONTENTS

(continued)

Page
8.13 Headings	33

8.14 Counterparts	34

8.15 Authorization	34

8.16 No Third Party Beneficiaries	34

8.17 Provisions Solely to Define Relative Rights	34

(iii)

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (“Agreement”), is dated as of [DATE], and entered into by and among PAUL ROYALTY FUND HOLDINGS II, a California general partnership (the “First Lien Holder”), and U.S. BANK NATIONAL ASSOCIATION, in its capacity as collateral agent for the Second Lien Noteholders (as defined below), including its successors and assigns from time to time (the “Second Lien Agent”) and PAUL ROYALTY FUND HOLDINGS II, in its capacity as control agent for the First Lien Holder and the Second Lien Agent, including its successors and assigns from time to time (the “Control Agent”) and acknowledged and agreed to by GUARDIAN II ACQUISITION CORPORATION, a Delaware Corporation (“Guardian”) and OSCIENT PHARMACEUTICALS CORPORATION, a Massachusetts corporation (“Oscient” or “Borrower”) and the other Grantors (as defined below). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

Guardian and the First Lien Holder are parties to that certain Revenue Interests Assignment Agreement dated July 21, 2006, by and among the First Lien Holder, Guardian and Oscient as amended pursuant to the Amendment to the Revenue Interests Assignment Agreement dated [*] (as further amended, restated, supplemented, modified, replaced or refinanced from time to time, the “Revenue Interests Assignment Agreement”)

Guardian and the First Lien Holder, have entered into that Note Purchase Agreement dated July 21, 2006 (as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “First Lien Note Purchase Agreement”) in relation to the issuance of the First Lien Note;

Oscient, Guardian (as guarantor), the lenders and agents party thereto, and Second Lien Agent in its capacity as indenture trustee for the holders of the Second Lien Obligations (as defined below), entered into that Indenture dated as of the date hereof (as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “Second Lien Note Indenture”) providing for 12.50% Convertible Senior Notes Due 2011 (the “Second Lien Notes”);

Pursuant to the Second Lien Note Indenture, Guardian has agreed to guaranty the Second Lien Obligations;

The obligations of Guardian under the First Lien Documents will be secured on a first priority basis by liens on substantially all the assets of Guardian, pursuant to the terms of the First Lien Collateral Documents;

The obligations of Guardian under the Second Lien Note Indenture will be secured on a second priority basis by liens on substantially all the assets of Guardian, pursuant to the terms of the Second Lien Collateral Documents;

The Control Agent, the First Lien Holder and the Second Lien Agent have agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through ownership of Equity Interests, by contract or otherwise.

“Agreement” means this Intercreditor Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to that term in the Preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Call Option” has the meaning given to that term in the Revenue Interests Assignment Agreement.

“Collateral” means all of the property of Guardian, whether real, personal or mixed, constituting (or required to constitute) both First Lien Collateral and Second Lien Collateral.

“Comparable Second Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any First Lien Collateral Document, the Second Lien Loan Document that creates a Lien on the same Collateral, granted by the same Grantor.

“Control Agent” has the meaning set forth in the preamble hereof.

“Creditors” means, collectively, the First Lien Holder and the Second Lien Agent, on behalf of itself and the Second Lien Noteholders, and their respective successors and assigns.

“DIP Financing” has the meaning assigned to that term in Section 6.1.

“Discharge of First Lien Obligations” means, except to the extent otherwise expressly provided in Section 5.5, the occurrence of all of the following:

(a) payment in full in cash of the principal of and interest on all indebtedness outstanding under the First Lien Documents;

(b) payment in full in cash of all other First Lien Obligations (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(c) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations.

“Disposition” has the meaning assigned to that term in Section 5.1(a)(ii).

“Enforcement Action” means any action under applicable law:

(1) to foreclose, execute or levy on, collect on, take possession of or control of, or sell or otherwise realize upon (judicially or non-judicially) or to lease, license or otherwise dispose of (whether publicly or privately), any Collateral or otherwise to exercise or enforce remedial rights with respect to Collateral under the First Lien Documents or the Second Lien Documents, as applicable, or any other applicable agreement, document or instrument pertaining thereto (including, without limitation, by way of setoff, noticing of any public or private sale or other disposition pursuant to the UCC or other applicable law, notification of account debtors, notification of depositary banks under deposit account control agreements or exercise of rights under landlord consents, if applicable),

(2) to solicit bids from third parties to conduct the liquidation or disposition of any Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling any Collateral,

(3) to receive a transfer of Collateral in satisfaction of any indebtedness or other obligation secured thereby,

(4) to commence, or join in, or otherwise provide support for, the commencement of an Insolvency Proceeding against the owner of Collateral without the express written consent of the First Lien Holder, or to otherwise enforce any security interest or exercise any other right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity or pursuant to the First Lien Documents or the Second Lien Documents, as applicable, or any other applicable agreement, document or instrument pertaining thereto (including, without limitation, the commencement of any applicable legal proceedings or other actions against or with respect to all or any portion of the Collateral to facilitate the actions described in the immediately preceding clauses (1), (2) and (3), and exercising voting rights in respect of any Equity Interests comprising Collateral).

“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“Event of Default” means “Event of Default” as defined in the First Lien Documents and/or “Event of Default” as defined in the Second Lien Documents.

“First Lien Cap” means (i) $22,675,250.83, plus principal of the First Lien Note resulting from interest that after November 5, 2008 is capitalized or paid-in-kind through issuance of additional First Lien Notes, less the amount of all subsequent repayments, prepayments, repurchases or other retirements for value of principal of the First Lien Note; plus (ii) any and all amounts payable from time to time under the Revenue Interests Assignment Agreement as currently in effect, including without limitation, the amount of the Put/Call Price (as from time to time in effect); plus (iii) $5,000,000.

“First Lien Collateral” means all of the property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted pursuant to the First Lien Collateral Documents as security for any First Lien Obligations.

“First Lien Collateral Documents” means the First Lien Security Agreement and any other agreement, document or instrument pursuant to which any Grantor grants a Lien securing any First Lien Obligations.

“First Lien Documents” means the Revenue Interests Assignment Agreement, the First Lien Note Purchase Agreement, the First Lien Note, the First Lien Collateral Documents and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligations, and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations, including any intercreditor or joinder agreement among holders of First Lien Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“First Lien Holder” has the meaning assigned to that term in the Preamble to this Agreement.

“First Lien Note” means the $20,000,000 12% Senior Secured Note dated August 18, 2006, issued by Guardian in favor of the First Lien Holder in accordance with the First Lien Note Purchase Agreement.

“First Lien Note Purchase Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Obligations” means, at any time of determination, all Obligations of the Borrower or any Grantor that are outstanding under either (i) the First Lien Note Purchase Agreement, or (ii) the other First Lien Documents, including the obligation to pay the Put/Call Price upon exercise of the Put Option or Call Option. To the extent any payment with respect to the First Lien Obligations (whether by or on behalf of the Borrower or any Grantor, as proceeds of security, enforcement of any right of set-off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“First Lien Principal Obligations” means, at any time of determination, the sum of (i) the aggregate unpaid amount of the First Lien Obligations constituting principal of indebtedness, including principal resulting from interest that after November 5, 2008 is capitalized or paid-in-kind through issuance of additional First Lien Notes, and (ii) any and all amounts payable from time to time under the Revenue Interests Assignment Agreement as currently in effect, including without limitation, the amount of the Put/Call Price (as from time to time in effect).

“First Lien Security Agreement” means the security agreement dated August 18, 2006 between Guardian and Paul Royalty Fund Holdings II.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors” means Guardian and each other Person that has or may from time to time hereafter execute and deliver a First Lien Collateral Document or a Second Lien Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Guardian” has the meaning assigned to that term in the Preamble to this Agreement.

“Insolvency Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Borrower or any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or any Grantor or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of the Borrower or any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than a Grantor that owns no material assets or business operations); or

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Borrower or any Grantor.

“Lien” means any lien (including, without limitation, judgment liens and liens arising by operation of law), mortgage or deed of trust, pledge, hypothecation, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust, UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of setoff or recoupment.

“New Agent” has the meaning assigned to that term in Section 5.5.

“Obligations” means all obligations of every nature of the Borrower and each Grantor from time to time owed to the First Lien Holder, the Second Lien Agent, the Second Lien Noteholders or any of them or their respective Affiliates under the First Lien Documents, the Second Lien Documents, whether for principal, interest, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing, whether absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Person or any Affiliate thereof of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Oscient” has the meaning assigned to that term in the Recitals to this Agreement.

“Permitted Modification” means a modification that complies with Section 5.3(a), (b) or (c), as applicable, including each proviso thereto.

“Permitted Refinancing” means a Refinancing that complies with Section 5.3(a), (b) or (d), as applicable, including each proviso thereto.

“Person” means any natural person, corporation, limited liability company, trust, business trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.4(a).

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the First Lien Documents or the Second Lien Documents, continue to accrue after the commencement of any Insolvency Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency Proceeding.

“Proceeds” means (a) all “Proceeds” as defined in Article 9 of the UCC with respect to the Collateral, and (b) whatever is recoverable or recovered when Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Put Option” has the meaning given to that term in the Revenue Interests Assignment Agreement.

“Put/Call Price” has the meaning given to that term in the Revenue Interests Assignment Agreement as currently in effect.

“Recovery” has the meaning set forth in Section 6.6.

“Refinance” means, in respect of any of the First Lien Obligations or Second Lien Obligations (as the case may be), to refinance, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such First Lien Obligations or Second Lien Obligations (as the case may be) in whole or in part, whether with the same or different lenders, agents, or arrangers. “Refinanced” and “Refinancing” shall have correlative meanings.

“Revenue Interests Assignment Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Second Lien Collateral” means all of the property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted pursuant to the Second Lien Collateral Documents as security for any Second Lien Obligations.

“Second Lien Collateral Documents” means the security agreement dated on or about the date hereof among Guardian and the Second Lien Agent and any other agreement, document or instrument pursuant to which any Grantor grants a Lien securing any Second Lien Obligations.

“Second Lien Documents” means the Second Lien Note Indenture, the Second Lien Notes, the Second Lien Collateral Documents and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Obligations, and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations, including any intercreditor or joinder agreement among holders of Second Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“Second Lien Notes” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Note Indenture” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Noteholders” means, at any relevant time, the holders of Second Lien Obligations at that time, being the beneficial holders of notes issued under the Second Lien Note Indenture.

“Second Lien Obligations” means, at any time of determination, all Obligations of the Borrower and any Grantor that are outstanding under either (i) the Second Lien Note Indenture, or (ii) the other Second Lien Documents, in each case above except to the extent a claim for such Obligations is not allowed or allowable in an Insolvency Proceeding applicable to the relevant obligor thereon. To the extent any payment with respect to the Second Lien Obligations (whether by or on behalf of the Borrower or any Grantor, as proceeds of security, enforcement of any right of set-off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. Notwithstanding anything else set forth in this Agreement, otherwise between the parties, or applicable law, the Second Lien Obligations (other than Second Lien Obligations owned or controlled by the First Lien Holder or its Affiliates) shall not exceed $140,000,000 principal amount, plus any interest, including without limitation, interest that is capitalized or paid-in-kind through issuance of additional Second Lien Notes, and fees, including without limitation, fees and expenses of counsel to the Second Lien Agent, payable by the Borrower or any Grantor in connection with the Second Lien Obligations.

“Second Lien Principal Obligations” means, at any time of determination, the aggregate unpaid amount of the Second Lien Obligations constituting principal of indebtedness.

“Subsidiary” means, with respect to any Person, of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Third Party Creditor” has the meaning set forth in Section 2.1(b) hereof.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and general intangibles.

SECTION 2. Lien Priorities.

2.1 Relative Priorities. (a) Notwithstanding the date, time, method, manner or order of recognition, creation, grant, attachment or perfection (including, without limitation, the order of filing or recordation of any mortgage, financing statement or other document or notice in any jurisdiction or under any applicable law) of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC or any other applicable law or the provisions of the First Lien Documents or the Second Lien Documents, or any defect or deficiencies in, or failure to perfect, the Liens securing the First Lien Obligations or any other circumstance whatsoever (including whether or not any Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of Guardian, Oscient, any other of the Grantors or any other Person) each of the Second Lien Agent, on behalf of itself and the Second Lien Noteholders, and the First Lien Holder hereby agrees that:

(i) all Liens on the Collateral granted under or pursuant to the First Lien Collateral Documents in favor of the First Lien Holder or any agent or trustee therefor securing the First Lien Principal Obligations up to but not exceeding the First Lien Cap shall be and remain senior in all respects and prior to all Liens on the Collateral that are held by the Second Lien Agent, the Second Lien Noteholders or any agent or trustee therefor, whether obtained by grant, possession, operation of law, subrogation or otherwise, securing any Second Lien Obligations; and

(ii) all Liens on the Collateral that are held from time to time by the Second Lien Agent, the Second Lien Noteholders or any agent or trustee therefor, whether obtained by grant, possession, operation of law, subrogation or otherwise, securing any Second Lien Obligations shall be and remain junior and subordinate in all respects to all Liens on the Collateral granted under or pursuant to the First Lien Collateral Documents in favor of the First Lien Holder or any agent or trustee therefor securing First Lien Principal Obligations up to but not exceeding the First Lien Cap.

(b) The lien priorities provided in this Section 2.1 in respect of the Collateral shall not be altered or otherwise affected by any Permitted Modification of the Second Lien Documents or Permitted Modification of the First Lien Documents or any Permitted Refinancing of the Second Lien Obligations or Permitted Refinancing of the First Lien Obligations, or by any action that any Creditor may take or fail to take in respect of any Grantor or the Collateral. Except as expressly provided in this Agreement, the First Lien Holder agrees not to contractually subordinate its Lien on any Collateral to the Lien of any other creditor (“Third Party Creditor”) of any Grantor without the prior written consent of Second Lien Agent, unless the aggregate of the First Lien Principal Obligations and the principal obligations owed to the Third Party Creditor equals an amount which does not exceed the First Lien Cap, provided, however, that this sentence shall not apply to liens governed by Section 6.1.

2.2 Prohibition on Contesting Liens. Each of the Second Lien Agent, for itself and on behalf of each Second Lien Noteholder, and the First Lien Holder agrees that it will not contest, or support any other Person in contesting, in any proceeding (including an Insolvency Proceeding) the validity, perfection, priority (as set forth in Section 2.1) or enforceability of the Liens of the other Creditor granted, in the case of the First Lien Obligations, pursuant to the First Lien Collateral Documents or, in the case of the Second Lien Obligations, pursuant to the Second Lien Collateral Documents, upon the property of the Grantors that is Collateral, and that as between First Lien Holder and the Second Lien Agent and Second Lien Noteholders, the terms of this Agreement shall govern the priority of their respective Liens referred to above on or in the Collateral securing the First Lien Obligations or Second Lien Obligations, respectively.

2.3 No New Liens. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency Proceeding has been commenced by or against the Borrower or any other Grantor, the parties hereto agree that neither the Borrower nor any other Grantor shall grant or permit, nor shall the Second Lien Agent nor the Second Lien Noteholder acquire, any additional Liens on any asset or property to secure any Second Lien Obligations unless a senior perfected Lien on such asset or property has been or is concurrently created and perfected to secure the First Lien Obligations. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights, privileges, powers, and remedies hereunder, each of the Second Lien Agent and the Second Lien Noteholder agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to the terms of this Agreement, and any Lien held by either the Second Lien Agent or the Second Lien Noteholder on any asset or property on which the First Lien Holder does not have a Lien, in contravention of the provisions of this Agreement, shall be subject to the terms of this Agreement and shall be held by the Second Lien Agent or Second Lien Noteholder, as the case may be, in trust for the First Lien Holder and/or, at the option of the First Lien Holder, be released or assigned to the First Lien Holder as security for the First Lien Obligations.

2.4 Similar Liens and Agreements. The parties hereto agree that it is their intention with respect to assets of Guardian and its Subsidiaries that the First Lien Collateral and the Second Lien Collateral be identical and that the guaranties, indemnities or credit support provided by Guardian and its Subsidiaries which guarantee, indemnify or otherwise support the First Lien Obligations and the Second Lien Obligations be identical. In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement upon request by the First Lien Holder or the Second Lien Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific assets of Guardian and its Subsidiaries included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon, and the identity of the respective parties obligated under the First Lien Documents and the Second Lien Documents.

2.5 No Payment Subordination. The subordination of all Liens on the Collateral securing any Second Lien Obligations to all Liens on the Collateral securing any First Lien Obligations as set forth in this Agreement is with respect to only the priority of the Liens held by the First Lien Holder to the extent set forth in Section 2.1 and shall not constitute a subordination of the Second Lien Obligations to the First Lien Obligations.

2.6 Nature of First Lien and Second Lien Obligations.

(a) Subject to Section 5.3 hereof, the Second Lien Agent acknowledges that: (i) the terms of the First Lien Obligations may be modified, extended or amended from time to time; and (ii) the aggregate amount of the First Lien Obligations may be increased or Refinanced, in either event, without notice to or consent by the Second Lien Agent or the Second Lien Noteholders and without affecting the provisions hereof.

(b) Subject to Section 5.3 hereof, the First Lien Holder acknowledges that (i) the terms of the Second Lien Obligations may be modified, extended or amended from time to time, and (ii) the aggregate amount of the Second Lien Obligations may be increased or Refinanced, in either event, without notice to or consent by the First Lien Holder and without affecting the provisions hereof (for the avoidance of doubt, expressly subject to the last sentence in the definition of Second Lien Obligations).

(c) The lien priorities provided in Sections 2.1 and 2.2 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or Refinancing of either the First Lien Obligations or the Second Lien Obligations, or any portion thereof.

2.7 Limitations on Duties and Obligations. Each of the Second Lien Agent, for itself and on behalf of each Second Lien Noteholder, and the First Lien Holder agrees that, except in the case of the obligations of the First Lien Holder under Section 5.4 as bailee and agent for perfection for the Second Lien Agent, each of the First Lien Holder and the Second Lien Agent (on behalf of the Second Lien Noteholders) shall be solely responsible for perfecting and maintaining the perfection of its Lien in and to each item constituting the Collateral in which the First Lien Holder or the Second Lien Agent (on behalf of the Second Lien Noteholders) has been granted a Lien. The foregoing provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Creditors and shall not impose on either the First Lien Holder or the Second Lien Agent (on behalf of the Second Lien Noteholders) any obligations in respect of the disposition of proceeds of foreclosure on any Collateral that would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or other Governmental Authority or any applicable law.

SECTION 3. Enforcement.

3.1 Exercise of Remedies.

(a) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against the Borrower or any other Grantor, the Second Lien Agent and the Second Lien Noteholders:

(1) will not (and hereby waive any right, privilege, or power to) take any Enforcement Action with respect to any Lien held by it under the Second Lien Collateral Documents or any other Second Lien Loan Document or otherwise;

(2) will not (and hereby waive any right, privilege, or power to) contest, protest or object to any Enforcement Action brought by the First Lien Holder or any other exercise by the First Lien Holder of any rights and remedies relating to the Collateral under the First Lien Documents or otherwise; and

(3) will not (and hereby waive any right, privilege, or power to) contest, protest or object to (and waive any and all claims with respect to) action or forbearance by the First Lien Holder in bringing or pursuing any Enforcement Action so long as the Liens granted to secure the Second Lien Obligations of the Second Lien Noteholders attach to the Proceeds thereof (to the extent that such Proceeds exceed the First Lien Obligations and subject to the relative priorities described in Section 2.1).

(b) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against the Borrower or any other Grantor, the First Lien Holder shall have the exclusive right to enforce rights and remedies with respect to the Collateral, commence, and if applicable, maintain an Enforcement Action (including set-off and the right to credit bid their debt) and to make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Lien Agent or any Second Lien Noteholder. In exercising rights and remedies with respect to the Collateral and Enforcement Actions with respect to the Collateral, the First Lien Holder may enforce the provisions of the First Lien Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by it to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c) Subject to their obligations under this Agreement, the Second Lien Agent and any Second Lien Noteholder may:

(1) file a claim or statement of interest with respect to the Second Lien Obligations in any Insolvency Proceeding commenced by or against the Borrower or any other Grantor;

(2) take any action (not adverse to the priority status of Liens on the Collateral securing the First Lien Obligations, or the rights of the First Lien Holder to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(3) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Noteholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(4) vote on any plan of reorganization (including, without limitation, vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), file any proof of claim, initiate or file claims for fraud or breach of representations and warranties, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral, provided, however, in no event shall the Second Lien Agent or the Second Lien Noteholders vote to accept any plan of reorganization that does not recognize and give effect to the rights and relative priorities of the First Lien Holder as set forth under this Agreement;

(5) join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Collateral initiated by the First Lien Holder solely to the extent legally necessary to protect its security interest in the Collateral and to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the Enforcement Action by the First Lien Holder (it being understood that neither the Second Lien Agent nor any Second Lien Noteholder shall be entitled to receive any proceeds thereof unless otherwise expressly permitted herein).

The Second Lien Agent, on behalf of itself and the Second Lien Noteholders, agrees that it will not take or receive any Collateral or any Proceeds of Collateral in connection with any Enforcement Action against any Collateral in its capacity as a creditor, unless and until the Discharge of First Lien Obligations has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 6.4(b) and this Section 3.1(c), the sole right of the Second Lien Agent and the Second Lien Noteholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred in accordance with the terms of the Second Lien Documents and applicable law.

(d) Subject to Sections 3.1(c) and Section 6.4(b):

(1) the Second Lien Agent, for itself and on behalf of the Second Lien Noteholders, agrees that the Second Lien Agent and the Second Lien Noteholders will not take any action that would hinder any exercise of remedies under the First Lien Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

(2) the Second Lien Agent, for itself and on behalf of the Second Lien Noteholders, hereby waives any and all rights it or the Second Lien Noteholders may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Holder seeks to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the First Lien Holder is adverse to the interest of the Second Lien Noteholders; and

(3) the Second Lien Agent hereby acknowledges and agrees that, except as set forth in this Agreement, no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Document shall be deemed to restrict in any way the rights and remedies of the First Lien Holder with respect to the Collateral as set forth in this Agreement and the First Lien Documents.

(e) Except as specifically set forth in Sections 3.1(a) and (d), nothing in this Agreement shall prohibit the payment by Oscient to the Second Lien Agent or any Second Lien Noteholders of the required payments of interest, principal and other amounts owed in respect of the Second Lien Obligations so long as such receipt is not the direct or indirect result of any Enforcement Action by the Second Lien Agent or any Second Lien Noteholders of rights or remedies as a secured creditor in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Holder may have with respect to the First Lien Collateral.

3.2 Actions Upon Breach. If any Second Lien Noteholder, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take or participate in any Enforcement Action with respect to the Collateral, or fails to take any action required by this Agreement, the First Lien Holder may obtain relief against such Second Lien Noteholder by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Lien Agent on behalf of each Second Lien Noteholder that (i) the First Lien Holder’s damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Lien Noteholder waives any defense that the Grantors and/or the First Lien Holder cannot demonstrate damage and/or be made whole by the awarding of damages.

3.3 Right of Specific Performance for Purchase Option. If the purchase option described in Section 5.6 is validly and timely exercised and the First Lien Holder fails to assign the First Lien Obligations to the Second Lien Noteholders exercising such purchase option, then in addition to all other remedies at law or in equity, the Second Lien Noteholders exercising such purchase option shall have a remedy of specific performance.

SECTION 4. Payments.

4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency Proceeding has been commenced by or against the Borrower or any other Grantor, except as otherwise provided in Section 2.1, any Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies in connection with any Enforcement Action shall be applied: (a) first, to the payment in full of the First Lien Obligations in such order as specified in the relevant First Lien Documents or as otherwise determined by the First Lien Holder and (b) second, upon the Discharge of First Lien Obligations, to the payment in full of the Second Lien Obligations in such order as specified in the Second Lien Documents.

4.2 Payment Turnover. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency Proceeding has been commenced by or against the Borrower or any other Grantor, any Collateral or Proceeds thereof (including assets or Proceeds subject to Liens referred to in Section 2.3) received by the Second Lien Agent or any Second Lien Noteholders relating to the Collateral, including any Enforcement Action relating to the Collateral, shall be segregated and held in trust and forthwith paid over to the First Lien Holder in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Lien Holder is hereby authorized to make any such endorsements as agent for the Second Lien Agent or any such Second Lien Noteholders. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

SECTION 5. Other Agreements.

5.1 Releases.

(a) If, in connection with:

(i) an Enforcement Action by the First Lien Holder; or

(ii) any sale, lease, license, exchange, transfer or other disposition of any Collateral permitted under the terms of the First Lien Documents or consented to by the First Lien Holder other than an Enforcement Action (whether or not an event of default thereunder, and as defined therein, has occurred and is continuing) (a “Disposition”);

(1) the First Lien Holder releases any of its Liens on any part of the Collateral, then the Liens, if any, of the Second Lien Agent, for itself or for the benefit of the Second Lien Noteholders, on such Collateral, shall be automatically, unconditionally and simultaneously released (the “Second Lien Release”) and the Second Lien Agent, for itself or on behalf of any such Second Lien Noteholders, promptly shall execute and deliver to the First Lien Holder or such Grantor such termination statements, releases and other documents as the First Lien Holder or such Grantor may request to effectively confirm such release provided that as to the relevant Disposition of the Proceeds are applied in accordance with the application of recoveries provisions under Section 4.

(b) If, in connection with a license of Collateral, the First Lien Holder executes a subordination and non-disturbance agreement or similar agreement with a licensee of Collateral, then the Second Lien Agent, for itself and for the benefit of the Second Lien Noteholders, shall be deemed to have agreed to subordinate its Liens to the rights of such licensee and to have agreed not to disturb the rights of such licensee, all on the same basis and to the extent agreed by the First Lien Holder and the Second Lien Agent upon request promptly shall execute and deliver to the First Lien Holder and such licensee confirmation of such agreement.

(c) Until the Discharge of First Lien Obligations occurs, the Second Lien Agent, for itself and on behalf of the Second Lien Noteholders, hereby irrevocably constitutes and appoints the First Lien Holder and any officer or agent of the First Lien Holder, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Agent or such holder or in the First Lien Holder’s own name, from time to time in the First Lien Holder’s discretion, for the limited purpose of carrying out the terms of this Section 5.1, to take any and all reasonable and appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

5.2 Insurance. The First Lien Holder and the Second Lien Agent shall be named as additional insureds and/or loss payees, as applicable, and the Control Agent shall be named as first loss payee (on behalf of the First Lien Holder, the Second Lien Agent and the Second Lien Noteholders) under any insurance policies maintained from time to time by Guardian. Unless and until the Discharge of First Lien Obligations has occurred, the First Lien Holder shall have the sole and exclusive right, subject to the rights of Guardian under the First Lien Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of Guardian under the First Lien Documents, all Proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Collateral shall be paid to the First Lien Holder pursuant to the terms of the First Lien Documents and thereafter, to the extent no First Lien Obligations are outstanding, and, subject to the rights of the Grantors under the Second Lien Documents, to the Second Lien Agent for the benefit of the Second Lien Noteholders to the extent required under the Second Lien Collateral Documents and then, to the extent no Second Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Agent or any Second Lien Noteholders shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such Proceeds over to the First Lien Holder in accordance with the terms of Section 4.2.

5.3 Amendments to First Lien Documents and Second Lien Documents.

(a) The First Lien Documents may be amended, supplemented or otherwise modified in accordance with their terms and the First Lien Note may be Refinanced, in each case, without notice to or the consent of the Second Lien Agent or the Second Lien Noteholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that (x) the holders of such Refinancing debt (or the agent for such holders) bind themselves in a writing addressed to the Second Lien Agent to the terms of this Agreement and shall thereby be entitled to all the benefits of this Agreement as if such holders of the Refinancing debt were the First Lien Holder and (y) any such amendment, supplement, modification or Refinancing shall not, without the consent of the Second Lien Agent:

(1) increase the sum of the then outstanding aggregate principal amount of the First Lien Note if such increase would cause First Lien Principal Obligations to exceed the First Lien Cap; or

(2) modify or add any covenant or event of default under the First Lien Documents which directly restricts the Borrower or one or more Grantors from making payments under the Second Lien Documents which would otherwise be permitted under the First Lien Documents as in effect on the date hereof.

(b) The Second Lien Documents may be amended, supplemented or otherwise modified in accordance with their terms, and the Second Lien Notes may be Refinanced, in each case, with the consent of the First Lien Holders, which consent shall not be unreasonably withheld, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that (x) the holders of such Refinancing debt (or the agent for such holders) bind themselves in a writing addressed to the First Lien Holder to the terms of this Agreement and (y) any such amendment, supplement, modification or Refinancing shall not, without the consent of the First Lien Holder:

(1) modify the method of computing interest or increase the interest rate or yield provisions applicable to the Second Lien Obligations by more than 4% per annum in the aggregate (excluding increases (A) resulting from increases in an underlying reference rate not caused by any amendment, supplement, modification or Refinancing of the Second Lien Obligations or (B) resulting from the accrual of interest at the Default Rate (as defined in the Second Lien Note Indenture); or

(2) modify or add any covenant or event of default under the Second Lien Documents which in any way, directly or indirectly, restricts the Borrower or one or more Grantors from making payments under the First Lien Documents;

(3) change to earlier dates any dates upon which payments of principal or interest are due thereon;

(4) change the prepayment or redemption provisions thereof; or

(5) change or amend any other term of the Second Lien Documents if such change or amendment would result in a default under a First Lien Document as in effect on the date hereof.

(c) The parties agree that each Second Lien Collateral Document shall include the following language (or language to similar effect approved by the First Lien Holder):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Agent pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [                    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Paul Royalty Fund Holdings II, as First Lien Holder and Control Agent and U.S. Bank National Association, as Second Lien Agent, the Borrower and the Grantors (as defined therein) from time to time a party thereto and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In the event the First Lien Holder and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of the First Lien Holder, the Borrower or any other Grantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Lien Collateral Document without the consent of the Second Lien Agent or the Second Lien Noteholders and without any action by the Second Lien Agent, the Borrower or any other Grantor.

5.4 Gratuitous Bailee/Agent for Perfection.

(a) The First Lien Holder agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as holder of the collateral pursuant to the First Lien Documents and as gratuitous bailee and agent for perfection for the Second Lien Agent (such bailment and agency for perfection being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Documents and the Second Lien Documents, respectively, subject to the terms and conditions of this Section 5.4. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 0f the UCC) of the First Lien Holder, the First Lien Holder agrees to also hold control over such deposit accounts as gratuitous agent for the Second Lien Agent, subject to the terms and conditions of this Section 5.4.

(b) The First Lien Holder shall have no obligation whatsoever to the Second Lien Agent or any Second Lien Noteholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of the First Lien Holder under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee (and with respect to deposit accounts, agent) in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in paragraph (d) below.

(c) The First Lien Holder shall not have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the Second Lien Agent or any Second Lien Noteholder and the Second Lien Agent and the Second Lien Noteholders hereby waive and release the First Lien Holder from all claims and liabilities arising pursuant to the First Lien Holder’s role under this Section 5.4 as gratuitous bailee and gratuitous agent with respect to the Collateral. It is understood and agreed that the interests of the First Lien Holder and the Second Lien Agent may differ and the First Lien Holder shall be fully entitled to act in its own interest without taking into account the interests of the Second Lien Agent or Second Lien Noteholders.

(d) Upon the Discharge of First Lien Obligations, the First Lien Holder shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (such endorsement shall be without recourse and without any representation or warranty), first, to the Second Lien Agent to the extent Second Lien Obligations remain outstanding, and second, to the Borrower to the extent no First Lien Obligations or Second Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral). The First Lien Holder further agrees to take all other action reasonably requested by the Second Lien Agent at the expense of the Borrower in connection with the Second Lien Agent obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

5.5 When Discharge of First Lien Obligations Deemed to Not Have Occurred. If, in connection with or at any time after the Discharge of First Lien Obligations, the Borrower or Guardian enters into any Refinancing of any First Lien Document evidencing a First Lien Obligation, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and, from and after the date on which the New First Lien Debt Notice is delivered to the Second Lien Agent in accordance with the next sentence, the obligations under such Refinancing of the First Lien Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First Lien Holder under such First Lien Documents shall be the First Lien Holder for all purposes of this Agreement. Upon receipt of a notice (the “New First Lien Debt Notice”) stating that the Borrower has entered into a new First Lien Document (which notice shall include the identity of the new First Lien Holder or its agent, such new First Lien Holder or its agent, the “New Agent”), the Second Lien Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral). The New Agent shall agree in a writing addressed to the Second Lien Agent to be bound by the terms of this Agreement. If the new First Lien Obligations under the new First Lien Documents are secured by assets of Guardian constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Second Lien Collateral Documents and this Agreement.

5.6 Purchase Option.

(a) If the First Lien Holder has instigated any Enforcement Action, the Second Lien Agent may, within 30 days of the First Lien Holder instigating any such action and on giving not less than five Business Days’ notice to the First Lien Holder, at the expense of the Second Lien Noteholders purchase or procure the purchase by the Second Lien Noteholders (or a person or persons nominated by them) of all (but not part only) of the First Lien Obligations and the rights and obligations of the First Lien Holder under the First Lien Documents, provided however, that nothing herein shall require the First Lien Holder to postpone or defer any Enforcement Action pending exercise of the purchase option under this section.

(b) Terms of Purchase. A purchase shall take effect on the following terms:

(1) payment in full in cash of an amount equal to the First Lien Obligations (including any make whole, prepayment premium or fees payable in connection with the First Lien Obligations) outstanding as at the date that amount is to be paid and including, without limitation, the Put/Call Price;

(2) after the transfer, the First Lien Holder will not be under any actual or contingent liability to any obligor or any other person under this Agreement or any First Lien Document for which it is not holding cash collateral in an amount and established on terms reasonably satisfactory to it in respect of the First Lien Obligations; and

(3) the relevant transfer shall be without recourse to, or warranty from, the First Lien Holder, except that the First Lien Holder shall be deemed to have warranted on the date of that transfer that: (A) it is the owner of the beneficial interest, free from all security interests and third party interests (other than any arising under the First Lien Documents or by operation of law) in all rights and interests under the First Lien Documents purporting to be transferred by it by that transfer; (B) it has the corporate power to effect that transfer; (C) it has taken all necessary action to authorize the making by it of that transfer; and (D) it will not contest or challenge the validity or effectiveness of that transfer.

SECTION 6. Insolvency Proceedings.

6.1 Use of Cash Collateral and Financing Issues. Until the Discharge of First Lien Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency Proceeding and the First Lien Holder shall consent to the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which the First Lien Holder or any other creditor has a Lien, or shall permit the Borrower or any other Grantor obtain financing under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (each, a “DIP Financing”), then, so long as the maximum principal amount of indebtedness that may be outstanding from time to time in connection with such DIP Financing, together with the First Lien Principal Obligations outstanding at such time (after giving effect to the application of the proceeds of any DIP Financing to refinance all or any portion of the First Lien Obligations) shall not exceed the First Lien Cap, the Second Lien Agent, on behalf of itself and the Second Lien Noteholders, (A) agrees that it will raise no objection to, or otherwise contest or interfere with, such use of cash collateral or DIP Financing on the grounds of adequate protection or otherwise nor support any other Person objecting to, or otherwise contest or interfere with, such sale, use, or lease of cash collateral or DIP Financing and will not request any form of adequate protection or any other relief in connection therewith (except as agreed by the First Lien Holder or to the extent expressly permitted by Section 6.4) and, to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, the Second Lien Agent will subordinate its Liens in the Collateral to (x) the Liens securing such DIP Financing (and all Obligations relating thereto), (y) any adequate protection Liens provided to the First Lien Holder and (z) any “carve-out” for professional and United States Trustee fees agreed to by the First Lien Holder; and

(B) agrees that notice received two (2) calendar days prior to the entry of an order approving such usage of cash collateral or approving such DIP Financing shall be adequate notice provided that the foregoing shall not prohibit the Second Lien Agent from objecting solely to any provisions in any DIP Financing relating to, describing or requiring any provision or content of a plan of reorganization other than any provisions requiring that the DIP Financing be paid in full in cash. Nothing set forth in this Agreement shall restrict the Second Lien Agent from proposing DIP Financing, or the First Lien Holder from objecting thereto on any grounds. The sole effect of this Section 6.1 is to specify when the Second Lien Agent and the Second Lien Noteholders will consent to DIP Financing. Nothing herein shall affect the relative priority of the First Lien Obligations whether or not the First Lien Holders consent to or permit such DIP Financing.

6.2 Sale of Collateral. The Second Lien Agent, on behalf of the Second Lien Noteholders, agrees that it will raise no objection to or otherwise contest or oppose a sale or other disposition of any Collateral (and any post-petition assets subject to adequate protection Liens in favor of the First Lien Holder) free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the First Lien Holder has consented to such sale or disposition of such assets, so long as the interests of the Second Lien Noteholders in the Collateral (and any post-petition assets subject to adequate protection liens, if any, in favor of the Second Lien Agent) attach to the proceeds thereof, subject to the terms of this Agreement, and the motion to sell or dispose of such assets does not impair the rights of the Second Lien Noteholders under Section 363(k) of the Bankruptcy Code; provided, that the First Lien Cap shall be reduced by an amount equal to the net cash Proceeds of such sale or other disposition which are used to permanently pay or prepay the principal amount of any DIP Financing provided by the First Lien Holder or its Affiliates or the First Lien Principal Obligations.

6.3 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, the Second Lien Agent, on behalf of itself and the Second Lien Noteholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral, without the prior written consent of the First Lien Holder.

6.4 Adequate Protection.

(a) The Second Lien Agent, on behalf of itself and the Second Lien Noteholders, agrees that it shall not contest (or support any other Person contesting):

(1) any request by the First Lien Holder for adequate protection; or

(2) any objection by the First Lien Holder to any motion, relief, action or proceeding based on the First Lien Holder claiming a lack of adequate protection.

(b) Notwithstanding the foregoing provisions in this Section 6.4, in any Insolvency Proceeding, if the First Lien Holder is granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Second Lien Agent, on behalf of itself or any of the Second Lien Noteholders, may seek or request adequate protection in the form of a Lien on such additional collateral, so long as such Lien will be subordinated to the Liens securing the First Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement; and so long as the Second Lien Agent and the Second Lien Noteholders each waive all rights, privileges, powers and remedies, if any, to seek and receive payment in cash of any claims arising by virtue of such Liens, unless the Discharge of First Lien Obligations has occurred.

(c) The Second Lien Agent, for itself and on behalf of the Second Lien Noteholders, agrees that notice of a hearing to approve DIP Financing or use of Cash Collateral on an interim basis shall be adequate if delivered to the Second Lien Agent by facsimile transmission, email or other means as soon as reasonably practicable after the date such hearing is established by the court and that notice of a hearing to approve DIP Financing or use of Cash Collateral on a final basis shall be adequate if delivered to the Second Lien Agent at least five (5) days in advance of such hearing.

6.5 No Waiver. Nothing contained herein shall prohibit or in any way limit the First Lien Holder from objecting in any Insolvency Proceeding or otherwise to any action taken by the Second Lien Agent, including the seeking by the Second Lien Agent of adequate protection or the asserting by the Second Lien Agent of any of its rights and remedies under the Second Lien Documents or otherwise.

6.6 Avoidance Issues. If the First Lien Holder is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Grantor any amount paid in respect of First Lien Obligations (a “Recovery”), then the First Lien Holder shall be entitled to a reinstatement of First Lien Obligations with respect to all such recovered amounts, and from and after the date of such reinstatement the Discharge of First Lien Obligations shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Collateral or proceeds thereof received by the Second Lien Agent or any Second Lien Noteholder after a Discharge of First Lien Obligations and prior to the reinstatement of such First Lien Obligations shall be delivered to the First Lien Holder upon such reinstatement in accordance with Section 4.2.

6.7 Post-Petition Interest. The Second Lien Agent shall not oppose or seek to challenge any claim by the First Lien Holder for allowance in any Insolvency Proceeding of First Lien Obligations consisting of Post-Petition Interest to the extent of the value of the First Lien Holder’s Lien, without regard to the existence of the Lien of the Second Lien Agent on behalf of the Second Lien Noteholders on the Collateral.

6.8 Waiver. The Second Lien Agent, for itself and on behalf of the Second Lien Noteholders, waives any claim it may hereafter have against the First Lien Holder arising out of the election of the First Lien Holder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency Proceeding.

6.9 Separate Grants of Security and Separate Classification. The Second Lien Agent, for itself and on behalf of the Second Lien Noteholders, and the First Lien Holder acknowledge and agree that (i) the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Holder and the Second Lien Noteholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Noteholders), the First Lien Holder shall be entitled to receive, in addition to amounts distributed to it in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the First Lien Note, arising from or related to a default, which is disallowed as a claim in any Insolvency Proceeding) before any distribution is made in respect of the claims held by the Second Lien Noteholders with respect to the Collateral, with the Second Lien Agent, for itself and on behalf of the Second Lien Noteholders, hereby acknowledging and agreeing to turn over to the First Lien Holder Collateral or Proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Noteholders.

6.10 Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding. All references in this Agreement to any Grantor shall include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency Proceeding.

SECTION 7. Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, the First Lien Holder under its First Lien Documents acknowledges that it has independently and without reliance on the Second Lien Agent, and based on documents and information deemed by it appropriate, made its own credit analysis and decision to enter into such First Lien Documents and be bound by the terms of this Agreement and it will continue to make its own credit decision in taking or not taking any action under the First Lien Documents or this Agreement. The Second Lien Agent, on behalf of itself and the Second Lien Noteholders, acknowledges that it and the Second Lien Noteholders have, independently and without reliance on the First Lien Holder and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Documents or this Agreement.

7.2 No Warranties or Liability. The First Lien Holder acknowledges and agrees that each of the Second Lien Agent and the Second Lien Noteholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Second Lien Agent, on behalf of the Second Lien Noteholders, will be entitled to manage and supervise the rights and obligations of the Second Lien Noteholders under the Second Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Except as otherwise provided herein, the Second Lien Agent, on behalf of itself and the Second Lien Noteholders, acknowledges and agrees that the First Lien Holder has made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the First Lien Holder will be entitled to manage and supervise its rights and obligations under the First Lien Documents in accordance with law and as it may otherwise, in its sole discretion, deem appropriate. The Second Lien Agent shall have no duty to the First Lien Holder, and the First Lien Holder shall have no duty to the Second Lien Agent or any of the Second Lien Noteholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an Event of Default or default under any agreements with the Borrower or any other Grantor (including the First Lien Documents and the Second Lien Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of the First Lien Holder, the Control Agent or any of them to enforce any provision of this Agreement or any First Lien Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or any other Grantor or by any act or failure to act by the First Lien Holder, or the Control Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Documents or any of the Second Lien Documents, regardless of any knowledge thereof which the First Lien Holder, or the Control Agent, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Borrower and the other Grantors under the First Lien Documents and subject to the provisions of Sections 5.3(a) and (d)), the First Lien Holder may, at any time and from time to time in accordance with the First Lien Documents and/or applicable law, without the consent of, or notice to, the Second Lien Agent or any Second Lien Noteholders, without incurring any liabilities to the Second Lien Agent or any Second Lien Noteholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Agent or any Second Lien Noteholders is affected, impaired or extinguished thereby) do any one or more of the following:

(1) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of the Borrower or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Holder, the First Lien Obligations or any of the First Lien Documents; provided that any such increase in the First Lien Obligations shall not increase the First Lien Principal Obligations to an amount in excess of the First Lien Cap;

(2) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Borrower or any other Grantor to the First Lien Holder, or any liability incurred directly or indirectly in respect thereof;

(3) settle or compromise any First Lien Obligation or any other liability of the Borrower or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and

(4) exercise or delay in or refrain from exercising any right or remedy against the Borrower or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Borrower, any other Grantor or any First Lien Collateral and any security and any guarantor or any liability of the Borrower or any other Grantor to the First Lien Holder or any liability incurred directly or indirectly in respect thereof.

(5) take or fail to take any Lien securing the First Lien Obligations or any other collateral security for any First Lien Obligations or take or fail to take any action which may be necessary or appropriate to ensure that any Lien securing First Lien Obligations or any other Lien upon any property is duly enforceable or perfected or entitled to priority as against any other Lien or to ensure that any Proceeds of any property subject to any Lien are applied to the payment of any First Lien Obligation or any Obligation secured thereby; or

(6) otherwise release, discharge or permit the lapse of any or all Liens securing the First Lien Obligations or any other Liens upon any property at any time securing any First Lien Obligations.

(c) Except as otherwise expressly provided herein, the Second Lien Agent, on behalf of itself and the Second Lien Noteholders, also agrees that the Control Agent and the First Lien Holder shall have no liability to the Second Lien Agent or any Second Lien Noteholders, and the Second Lien Agent, on behalf of itself and the Second Lien Noteholders, hereby waives all claims against the First Lien Holder, arising out of any and all actions which the First Lien Holder may take or permit or omit to take with respect to:

(1) the First Lien Documents;

(2) the collection of the First Lien Obligations; or

(3) the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral.

The Second Lien Agent, on behalf of itself and the Second Lien Noteholders, agrees that the Control Agent and the First Lien Holder have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.

(d) Until the Discharge of First Lien Obligations, the Second Lien Agent, on behalf of itself and the Second Lien Noteholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the Control Agent and the First Lien Holder and the Second Lien Agent and the Second Lien Noteholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Documents or any Second Lien Documents, any lack of perfection in any Liens or any setting aside or avoidance of any Lien;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Document or any Second Lien Loan Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

(d) the commencement of any Insolvency Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Borrower or any other Grantor in respect of the First Lien Holder, the First Lien Obligations, the Second Lien Agent, the Second Lien Obligations or any Second Lien Noteholder in respect of this Agreement.

7.5 Recognition of First Lien Obligations. The Second Lien Agent, for itself and on behalf of the Second Lien Noteholders, hereby recognizes that the First Lien Obligations create valid and binding obligations upon the Borrower, Guardian, and any other Grantor, and expressly agrees not to challenge the validity or amount of any such obligations.

SECTION 8. Miscellaneous.

8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents or the Second Lien Documents, the provisions of this Agreement shall govern and control; provided, that, as between the Second Lien Agent and the Second Lien Noteholders, in the event of a conflict between the terms of the Second Lien Note Indenture and this Agreement with respect to the duties and obligations of the Second Lien Agent, the terms of the Second Lien Note Indenture shall govern and control.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination in respect of the Collateral and the First Lien Holder may continue, at any time and without notice to the Second Lien Agent or any Second Lien Noteholder, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Grantor constituting First Lien Principal Obligations up to but not exceeding the First Lien Cap in reliance hereof. The Second Lien Agent, on behalf of itself and the Second Lien Noteholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Borrower or any other Grantor shall include the Borrower or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Grantor (as the case may be) in any Insolvency Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to the First Lien Holder and the First Lien Obligations, upon the date of Discharge of First Lien Obligations, subject to the rights of the First Lien Holder under Section 6.6; and

(b) with respect to the Second Lien Agent, the Second Lien Noteholders and the Second Lien Obligations, upon the later of (1) the date upon which the obligations under the Second Lien Note Indenture terminate if there are no other Second Lien Obligations outstanding on such date and (2) if there are other Second Lien Obligations outstanding on such date, the date upon which such Second Lien Obligations terminate.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Second Lien Agent or the First Lien Holder shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Borrower shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected.

8.4 Information Concerning Financial Condition of the Borrower and its Subsidiaries. The Control Agent and the First Lien Holder on the one hand, and the Second Lien Noteholders and the Second Lien Agent, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and its Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Holder and the Control Agent shall have no duty to advise the Second Lien Agent or any Second Lien Noteholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Holder or the Control Agent in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Agent or any Second Lien Noteholder, it or they shall be under no obligation:

(a) to make, and the First Lien Holder and the Control Agent shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets, otherwise payable to the Second Lien Agent or the Second Lien Noteholders, that the Second Lien Agent pays over to the First Lien Holder under the terms of this Agreement, the Second Lien Noteholders and the Second Lien Agent shall be subrogated to the rights of the First Lien Holder; provided that, the Second Lien Agent, on behalf of itself and the Second Lien Noteholders, hereby waives all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred. The Borrower acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Second Lien Agent or the Second Lien Noteholders that are paid over to the First Lien Holder pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

8.6 Application of Payments. All payments received by the First Lien Holder shall be applied to the First Lien Obligations as provided for in the First Lien Documents. The Second Lien Agent, on behalf of itself and the Second Lien Noteholders, assents to any extension or postponement of the time of payment, subject to Section 5.3(a)(3), of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 SUBMISSION TO JURISDICTION; WAIVERS. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(1) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(2) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(3) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.8; AND

(4) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b) EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS. THIS WAIVER IS IRREVOCABLE; MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.7(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FIRST LIEN DOCUMENT OR SECOND LIEN LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

8.8 Notices. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9 Further Assurances. The First Lien Holder and the Second Lien Agent, on behalf of itself and the Second Lien Noteholders and the Borrower, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Holder or the Second Lien Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10 APPLICABLE LAW. THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY RELATING TO THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW OR TORT LAW, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Holder, the Control Agent, the Second Lien Agent on behalf of itself and the Second Lien Noteholders and their respective successors and assigns. If either of the First Lien Holder or the Second Lien Agent resigns or is replaced pursuant to the First Lien Documents or the Second Lien Note Indenture, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement.

8.12 Specific Performance. Each of the First Lien Holder and the Second Lien Agent may demand specific performance of this Agreement. The First Lien Holder and the Second Lien Agent, on behalf of itself and the Second Lien Noteholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Holder or the Second Lien Agent as the case may be.

8.13 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.14 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Holder, the Second Lien Agent and the Second Lien Noteholders. Nothing in this Agreement shall impair, as between the Borrower and the other Grantors and the First Lien Holder, or as between the Borrower and the other Grantors and the Second Lien Agent and the Second Lien Noteholders, the obligations of the Borrower and the other Grantors to pay principal, interest, fees and other amounts as provided in the First Lien Documents and the Second Lien Documents, respectively.

8.17 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Holder on the one hand and the Second Lien Agent on behalf of itself and the Second Lien Noteholders on the other hand. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights hereunder and neither the Borrower nor any Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

First Lien Holder:

PAUL ROYALTY FUND HOLDINGS II as First Lien Holder,

By:
Name:
Title:

140 East 45th Street, 44th Floor New York, NY 10017

Control Agent:

PAUL ROYALTY FUND HOLDINGS II, as Control Agent

By:
Name:
Title:

140 East 45th Street, 44th Floor New York, NY 10017

Second Lien Agent:

U.S. BANK NATIONAL ASSOCIATION, as Second Lien Agent

By:
Name: Title:

100 Wall Street, Suite 1600 New York, NY 10005

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Acknowledged and Agreed to by:

OSCIENT PHARMACEUTICALS CORPORATION

By:
Name:
Title:

1000 Winter Street, Suite 2200
Waltham, MA 02451

GUARDIAN II ACQUISITION CORPORATION

By:
Name:
Title:

1000 Winter Street, Suite 2200
Waltham, MA 02451

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